Consent of Independent Accountants


We hereby consent to the reference to us under the heading "Independent Accountants and Counsel" in the Statement of Additional Information constituting part of this Registration Statement on Form N-1A of the ICON Funds.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Denver, Colorado
September 30, 2002